UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NEWMARKET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held at the Virginia Historical Society building, 428 N. Boulevard, Richmond, Virginia on Thursday, April 24, 2014, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

4.	To approve the NewMarket Corporation 2014 Incentive Compensation and Stock Plan, which we refer to in this proxy statement as the 2014 Incentive Plan;

5.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 28, 2014. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors,

M. RUDOLPH WEST, Secretary

March 12, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014

The company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 12, 2014

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 24, 2014

Time:	10:00 a.m., Eastern Daylight Time

Place:	Virginia Historical Society building 428 N. Boulevard Richmond, Virginia 23220

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay);

•	to approve the 2014 Incentive Plan, and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 28, 2014 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 12,936,435 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 28, 2014 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•	The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board of Directors as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors. Abstentions and broker non-votes will have no effect on the outcome.

•	The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions and broker non-votes will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•	The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

•	The resolution approving the 2014 Incentive Plan will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the proposal to approve the 2014 Incentive Plan.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors, the say-on-pay advisory vote and the vote to approve the 2014 Incentive Plan are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP, the say-on-pay advisory vote and the vote to approve the 2014 Incentive Plan.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 14, 2014 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers, “FOR” the approval of the 2014 Incentive Plan and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•	if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $6,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 67; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company), where before being President she held positions of increasing responsibility including Chief Financial Officer. Ms. Cothran previously served on the board of directors of Tredegar Corporation from 1993 through 2005. Ms. Cothran brings to the Board of Directors business leadership, corporate strategy and financial expertise.

Mark M. Gambill; age 63; director since 2009; co-founder, Managing Director and Chairman of Cary Street Partners (financial advisory and wealth management firm), having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Other directorships: Speedway Motorsports, Inc. and Triangle Capital Corporation. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experiences as a director of other public companies.

Bruce C. Gottwald; age 80; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of Ethyl Corporation. From 1998 through 2004, Mr. Gottwald served as an independent director of CSX Corporation. As the former Chief Executive Officer of Ethyl Corporation, Mr. Bruce Gottwald contributes to the Board of Directors key operational and leadership experience with the company and extensive knowledge of the chemical industry and history of the company. His background and experience enable him to add institutional and industry insight to Board discussions.

Thomas E. Gottwald; age 53; director since 1994; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Thomas Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

Patrick D. Hanley; age 69; director since 2004; non-executive Chairman of Gallium Technologies, LLC (software start-up specializing in accounts receivable software), having previously served as President and Chief Executive Officer of Gallium Technologies until January 2011. Mr. Hanley also previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), and also as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Mr. Hanley also previously served in several positions including Chief Financial Officer at Union Pacific Resources Group (oil exploration and production, formerly a majority owned subsidiary of Union Pacific Corporation). Other directorship: Xenith Bankshares, Inc. Mr. Hanley brings to the Board of Directors insight and knowledge into the management of public companies as well as accounting, finance and Securities and Exchange Commission reporting experience, and knowledge about the oil industry.

James E. Rogers; age 68; director since 2003; chairman of BackOffice Associates, LLC (provider of SAP data quality, migration and governance solutions) since 2011; previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Other directorship: Owens & Minor, Inc. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his ongoing board and board committee experience, such as his current role as an independent director of Owens & Minor, and his previous membership on the boards of Caraustar Industries, Inc., Wellman, Inc., Cadmus Communications and Chesapeake Corporation.

Charles B. Walker; age 75; director since 1989; retired, having previously served as Vice Chairman of the Board of Albemarle Corporation (specialty chemicals company) from June 14, 2002 through January 31, 2003 and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation prior thereto. Mr. Walker brings to the Board of Directors his familiarity with issues facing the specialty chemical industry and his expertise in accounting and finance.

Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Rogers and Walker, and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2013, our Board held six meetings. During 2013, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. Our Board of Directors has determined that an independent presiding director should chair all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The presiding director position will rotate among the chairs of each of the independent board committees in the following order: Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. During those meetings, the presiding director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors unanimously has approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Our Chairman of the Board, Bruce Gottwald, retired as the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) in June 2001, and has since served as non-executive Chairman of the Board. As a former Chief Executive Officer of the company, Mr. Gottwald brings to the chairmanship extensive experience in the industry generally and the company’s business in particular. The Board of Directors believes this background enhances the role of Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of those plans. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary. Because Mr. Gottwald is not independent under NYSE standards, the chair at these executive sessions rotates among the chairman of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. The Board of Directors believes our current structure allows multiple directors to exercise important leadership roles, and also provides for focused engagement by the Board committees and their chairs in their respective areas of responsibility. This structure helps facilitate clear and open communications between the Board of Directors and senior management, while providing for active oversight by independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with our Chief Executive Officer and the other members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and James E. Rogers. During 2013, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Walker (Chairman), Gambill and Hanley and Ms. Cothran currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2013, the Audit Committee met on seven occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence, and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Messrs. Rogers (Chairman), Hanley and Walker and Ms. Cothran currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2013, the Compensation Committee met on six occasions. This committee reviews and approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under our equity compensation plans. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hanley (Chairman), Gambill and Rogers and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on two occasions during 2013. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors and recommends director candidates to our Board for nomination by our Board.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors has not adopted a diversity policy, the Nominating and Corporate Governance Committee and the Board believe it is desirable for the Board to be composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the Board’s deliberations and discussions.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 37. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our Internet website.

Availability of Corporate Governance Guidelines, Code of Conduct and Committee Charters

Our Corporate Governance Guidelines, Code of Conduct and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers, among other factors, whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2013. Mr. Thomas E. Gottwald, our President and CEO, does not receive any compensation for his services as a director, other than a retirement benefit as described below under “—Directors’ Retirement Benefits,” the change in the actuarial present value of which is disclosed in the Summary Compensation Table on page 21.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)

Phyllis L. Cothran	$77,500	$29,932	$0	$0	$0	$107,432

Mark M. Gambill	68,500	29,932	0	—	0	98,432

Bruce C. Gottwald	226,500	29,932	0	0	0	256,432

Patrick D. Hanley	84,000	29,932	0	—	0	113,932

James E. Rogers	69,500	29,932	0	—	0	99,432

Charles B. Walker	83,000	29,932	0	0	0	112,932

(1)	Represents the aggregate grant date fair market value of the 114 shares of our common stock awarded to each non-employee director on July 1, 2013, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “— Annual Stock Retainer” below.
(2)	Represents the aggregate change in the actuarial present value from January 1, 2013 to December 31, 2013 of the retirement benefits for eligible directors described under “Directors’ Retirement Benefits” below. Messrs. Gambill, Hanley and Rogers are not eligible for this benefit. The actuarial present value is calculated using the same assumptions we use for financial reporting purposes, except that normal retirement age is age 60. The discount rate for 2013 was assumed to be 5%. Decreases in the actuarial present value are reported as $0. The actual decrease for Ms. Cothran was $10,923, for Mr. Gottwald was $4,309 and for Mr. Walker was $4,744.

Non-Employee Directors’ Fees

During 2013, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each the following quarterly retainers: (a) $10,000 to our non-employee directors for each of the first three quarters and $12,500 for the fourth quarter; (b) $43,750 to our Chairman of the Board; (c) $1,250 to each member of our Audit Committee and $3,750 to the Chairman of our Audit Committee; (d) $1,875 to the Chairman of our Compensation Committee; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee. Each non-employee director was eligible for an annual stock grant of approximately $30,000 based on the formula set forth below under the heading “—Annual Stock Retainer.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60 under our Director Retirement Plan. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald and Charles B. Walker, and Ms. Phyllis L. Cothran are eligible for this benefit upon their retirement after age 60.

Annual Stock Retainer

Each non-employee director is awarded on each July 1 a number of whole shares of our common stock that, when multiplied by the closing price of our common stock on the immediately preceding business day, equals as nearly as possible but does not exceed $30,000. Beginning July 1, 2014, this amount will increase to $50,000. The shares are fully vested and nonforfeitable upon grant. Subject only to the stock ownership guidelines described below and the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares at any time.

Share Ownership Guidelines

In 2012, the Compensation Committee approved adoption of stock ownership guidelines for our non-employee directors. Consistent with their responsibilities to our stockholders, each of the non-employee directors is required to maintain a financial stake in the company. To this end, each non-employee director must own shares of our stock with a fair market value of at least three times their annual cash director fee. The Compensation Committee annually reviews and monitors each director’s compliance with these guidelines. New directors are given five years to comply with these requirements. Each of the current non-employee directors is in compliance with these guidelines.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and director of our company, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of our company. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 28, 2014, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class

Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,343,609	(1)	10.39%

	The London Company 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	1,331,517	(2)	10.29%

	Bank of America Corporation Bank of America Corporate Center 100 N Tryon Street Charlotte, North Carolina 28255	769,569	(3)	5.95%

	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	685,756	(4)	5.30%

	BlackRock Inc. 40 East 52nd Street New York, NY 10022	666,493	(5)	5.15%

(1)	As of February 28, 2014, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 29,700 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,279,927 shares (9.89%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 637,220 shares (4.93%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(2)	Information provided is based solely on an amendment to Schedules 13G filed on February 12, 2014 by The London Company, which has sole voting and dispositive power over 1,254,292 shares and shared dispositive power over 77,225 shares.
(3)	Information provided is based solely on Schedule 13D filed on February 19, 2014 by Bank of America Corporation, which has shared voting and dispositive power over all 769,569 shares.
(4)	Information provided is based solely on Schedule 13G filed on February 12, 2014 by The Vanguard Group, which has sole voting and dispositive power over 679,661 shares and shared dispositive power over 6,095 shares.
(5)	Information provided is based solely on Schedule 13G filed on January 30, 2014 by BlackRock, Inc., which has sole voting and dispositive power over all 666,493 shares.

Directors and Executive Officers

The following table sets forth as of February 28, 2014, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 21 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class(1)

Phyllis L. Cothran	4,587		—		4,587

Steven M. Edmonds	5,220		—		5,220

David A. Fiorenza	2,513		—		2,513

Mark M. Gambill	1,671		276	(2)	1,947

Bruce C. Gottwald	1,295,178	(3)	48,431	(4)	1,343,609	10.39%

Thomas E. Gottwald	493,857		31,797	(5)	525,654	4.06%

Patrick D. Hanley	3,248		1,000	(6)	4,248

Bruce R. Hazelgrove, III	21,855		1,070	(7)	22,925

James E. Rogers	4,250		—		4,250

Robert A. Shama	10,681		—		10,681

Charles B. Walker	15,618		—		15,618

Directors and executive officers as a group (14 persons)	1,872,253		82,574		1,954,827	15.11%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(2)	Such shares are owned jointly by Mr. Gambill and his wife.
(3)	100,000 of such shares serve as collateral for a line of credit.
(4)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 48,431 of such shares.
(5)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 31,797 of such shares.
(6)	Such shares are owned jointly by Mr. Hanley and his wife.
(7)	Mr. Hazelgrove disclaims beneficial ownership of all 1,070 of such shares. 400 of such shares are held in a margin account.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation philosophy and objectives and the process followed by the Compensation Committee (Committee) in decisions involving our named executive officers (NEOs). Our NEOs for 2013 are:

•	Thomas E. Gottwald, President and Chief Executive Officer

•	Robert A. Shama, President of Afton Chemical Corporation

•	Bruce R. Hazelgrove, III, Vice President and Chief Administrative Officer

•	Steven M. Edmonds, Vice President and General Counsel

•	David A. Fiorenza, Vice President and Chief Financial Officer

Highlighted in the sections that follow are business results and compensation decisions for 2013, which demonstrate the close alignment between pay and performance for our NEOs.

2013 Business Highlights

Business performance in 2013 was solid, as evidenced by:

•	Total shareholder return (TSR) for our 1, 3 and 5 year periods ending December 31, 2013 was 29.1%, 45.9% and 62.5%, respectively, which compares favorably to TSR for other companies in our industry over the long term. The TSRs for the companies in the S&P Specialty Chemicals Index for the same periods were 33.9%, 24.8% and 29.1%, respectively.

•	The Petroleum additives segment of the business experienced a 3% sales increase, 4% volume increase and record operating profit in 2013.

•	Net income for 2013 increased to $264.7 million, or $19.90 per share, compared to net income of $239.6 million, or $17.85 per share for the year 2012.

•	In 2013, we paid dividends of $50.4 million, funded capital expenditures of $58.5 million, reduced our long-term debt by $75.0 million and repurchased 327,600 shares of our stock at a cost of $96.0 million.

•	Our safety performance continues to be very strong with a worldwide injury/illness recordable rate at 0.81 putting the company among the top performers in our industry peer group.

2013 Compensation Decisions

Highlights of our 2013 executive compensation program include:

•	We evaluated our executive compensation program and adjusted 2013 base salaries for our NEOs to align base pay and total cash compensation with our peers.

•	We awarded cash bonuses to each of our NEOs for 2013 consistent with our solid financial performance and each NEO’s individual performance.

•	We awarded modest long term equity awards to our NEOs that vest on a cliff basis on the three-year anniversary of the date of grant.

•	Our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our NEOs, and do not provide significant perquisites of any kind.

2013 Chief Executive Officer (CEO) Pay

Our executive compensation program, and in particular the compensation of our CEO, places a substantial amount of compensation “at risk” in the form of performance-based pay, and compares favorably to our peers when measured against our performance:

•	Our CEO’s 2013 pay ranked in the middle of our peer group for base salary, slightly below the median for total cash compensation and ranked last for total direct compensation as compared to actual and target 2012 peer group pay.

•	Approximately 48% of our CEO’s 2013 total direct compensation, and approximately 50% of our other NEOs’ average 2013 total direct compensation as a group, was “at risk” in the form of performance-based compensation and stock awards that cliff vest at the end of 3 years.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and performance. Our executive compensation program is designed to deliver a balanced total compensation package over our executives’ careers with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that are crucial to our continued success, as well as to align the interests of our executives and shareholders. The compensation package of our NEOs consists of four main elements:

1.	Base Salary – Market competitive annual fixed pay to compensate our executives for their contribution to the day to day management of the company;

2.	Annual Bonus – Annual award payable in cash after the completion of the most recent fiscal year, determined based on our corporate financial performance and the achievement of individual objectives;

3.	Long-term equity-based compensation – Modest restricted stock grants intended to retain our executives and achieve unity of interest between our executives and long-term shareholders; and

4.	Benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Committee is responsible for developing, overseeing, and implementing our executive compensation program. The Committee also monitors the results of the program to ensure compensation remains competitive and creates proper incentives to enhance shareholder value. The Committee annually reviews and approves all compensation for the CEO and other NEOs.

The Committee has the responsibility to approve and monitor all compensation for our NEOs. Our CEO is responsible for evaluating and reviewing the performance of all of the NEOs (other than himself) with the Committee and makes compensation recommendations for base salary, the annual bonus award, any stock award or other special or supplemental benefits to the Committee for those NEOs. The Chairman of the Board and the Committee performs the same function for the CEO. The Committee reviews and approves the process and factors used to recommend base salary increases and other awards and has the discretion to approve the final awards, based on such factors as it considers relevant. All independent directors also approve the CEO’s compensation.

Under its charter, the Committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. For 2013, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company. FWC assists the Committee with selecting the members of the company’s compensation peer group, provides the Committee comparative market data on compensation levels for our executive officers and compensation practices and programs of our peer group and advises the Committee on the design of our executive compensation program. The Committee has determined that the work performed for the Committee by FWC in 2013 did not raise any conflict of interest.

Result of 2013 Say-On-Pay Vote

At our annual meeting in 2013, our shareholders voted on our executive compensation program (the say-on-pay vote), and approved it (on an advisory basis) by 98.5% (disregarding abstentions and broker non-votes). After considering the very strong shareholder endorsement of the executive compensation program, the Committee continued to make compensation decisions that support our stated executive compensation philosophy and objectives and did not make any specific changes to our 2013 executive compensation program in response to the say-on-pay vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selects a compensation peer group of companies similar in size and business to us. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

Our peer group for 2013 was the same as it was for 2012. The peer group is comprised of 15 companies in the same GICS sub-industry and which are comparable to us in terms of revenue and market capitalization. The company approximates the median peer group revenue, is in the top quartile for operating income and net income, and approximates the 75th percentile for market capitalization as of June 30, 2013 or the most recently reported four quarters.

The following 15 companies comprise the peer group used in connection with evaluating our 2013 executive compensation program:

A. Schulman, Inc	HB Fuller	Polyone Corp
Albemarle Corporation	Innospec	Rockwood
Cabot	International Flavors & Fragrances	RPM International
Chemtura	Minerals Technologies Inc.	Sensient Technologies Corp.
Cytec	OM Group, Inc.	Stepan Company

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. In determining and setting base salary, the Committee considers various factors, including our past and current performance, the NEOs’ individual contributions to our success throughout their careers, internal pay equity and market data regarding comparable positions within our peer group. For 2013, in addition to the annual merit review of base salaries, the Committee reviewed and approved base salary adjustments to better align NEO pay with median compensation compared with our peer group. The salary adjustments went into effect September 1, 2013.

For each of our NEOs, we review base salary data for comparable executive positions in our peer group and, in a limited capacity (as described below), market survey companies to ensure that the base salary rate for each executive is competitive. In general, for most of our executives, we regard a base salary rate within 20% of the 50th percentile (median) of the peer group base salary data as appropriately competitive. The market data reviewed for purposes of determining the competitiveness for the President of Afton position was based on the peer group compensation data described above, supplemented by compensation data derived from an average of two national general industry surveys. We supplemented the peer group data with the blended survey data for this position in order to obtain a fuller picture of market competitive compensation levels in 2013.

The base pay adjustments implemented for 2013 were designed to increase base salaries in line with our stated goal of paying base salaries at approximately the median of our peer group. The salary for Thomas E. Gottwald, CEO, was adjusted from $900,000 to $945,000; the salary for Robert Shama, President of Afton Chemical Corporation was raised from $400,000 to $500,000 to reflect the large increase in responsibility when he became President of our primary operating subsidiary; the salary for Bruce R. Hazelgrove, VP & CAO, was adjusted from $352,300 to $404,000; the salary for Steve Edmonds, VP and General Counsel, was adjusted from

$387,300 to $404,000; and the salary for David Fiorenza, VP and CFO, was adjusted from $327,100 to $350,000. The increases resulted in 2013 base salaries for our NEOs ranging between 96% and 106% of the corresponding peer group median and, in a limited capacity (as describe above), market survey companies.

Annual Bonus

The objectives of our annual bonus program for our NEOs (the Executive Bonus Plan) are to encourage and reward the NEOs for their invention, ability, leadership, loyalty, exceptional service and recruiting others who will contribute to our continued success. We have an established history of aligning our executives’ pay with our performance. Our Executive Bonus Plan uses a pre-established formula to determine the maximum bonuses payable to our NEOs, with the Committee’s ability to exercise negative discretion to reduce the bonus payouts to reflect other financial performance measures, as well as the NEOs’ individual performance and any other factors the Committee deems appropriate, as described below.

Executive Bonus Plan Formula

Our Executive Bonus Plan uses an objective, pre-established formula to determine the initial maximum annual bonuses payable to our NEOs. For each NEO, the initial maximum bonus is equal to a specified percentage of our annual operating profit, up to $1,000,000. The Committee establishes the individual percentage for each NEO based on each executive’s past and expected individual performance, expected company performance and projected operating profit, each NEO’s position and seniority within the company and internal pay equity considerations. In setting these bonus percentages (and determining the final bonus payouts as described below), the Committee considers the various factors described above and does not target bonuses at a particular percentile or percentile range of the peer group data. No “threshold” or “target” bonus is established for any of the NEOs (as a percentage of base salary or otherwise).

We use operating profit as the sole metric for determining the maximum bonuses payable to the NEOs because the Committee believes that operating profit is an important indicator of corporate performance and that management focus on operating profit is key to the success of the company. For purposes of the Executive Bonus Plan, annual operating profit is the sum of segment operating profit less corporate, general, and administrative expenses and any special one-time/non-recurring items, which for 2013 was $369 million.1 While annual operating profit is the sole metric used to determine the initial maximum bonuses, final bonuses may be based on the company’s performance measured against various other financial metrics, as well as the NEOs’ individual performance measured against a variety of performance metrics.

For 2013, the maximum annual bonus percentage for Mr. Gottwald was set at 0.35% of operating profit, at 0.20% for Mr. Shama and at 0.15% for the other NEOs in each case up to a maximum annual bonus of $1,000,000. Based on our 2013 operating profit of $369 million, these percentages translated into initial maximum bonuses of $1,000,000 for Mr. Gottwald, $738,000 for Mr. Shama and $553,500 for Messrs. Hazelgrove, Edmonds and Fiorenza.

Final 2013 Bonuses

At the end of the year, after the initial maximum bonus has been determined, the Committee may exercise negative discretion to reduce the bonus for each NEO, based on the recommendations of the CEO (for NEOs other than himself) and any other factors the Committee deems appropriate.

The CEO recommends final bonus amounts to the Committee (not in excess of the maximum) based on an evaluation of our overall financial performance for the year, each NEO’s individual performance, internal pay equity comparisons, comparable peer group compensation data, each NEO’s position and seniority, and any other factors deemed relevant by the CEO. Individual performance is generally evaluated based on the long-term and annual

[1]

The 2013 operating profit of $369 million is based on our 2013 operating profit (calculated in accordance with GAAP) of $352 million, excluding a charge of $8 million for the bonus expense as well as $9 million for other special items related to the sale of our Canadian manufacturing facility and the discontinued operations of our real estate development segment.

operating plan for the NEO’s area of responsibility, as well as overall corporate initiatives, and may be measured subjectively (e.g., based on leadership transition) or objectively (e.g., based on growth in sales of a particular product line). The CEO has broad discretion to select and evaluate the factors that inform the bonus recommendations and in general does not rely on pre-established weightings or quantitative goals or targets with respect to any individual performance measures to determine the final bonuses. The Committee follows a similar process for making recommendations as to the CEO’s annual bonus. The various company and individual performance factors that formed the recommendations for final 2013 bonuses for the NEOs are as described below.

Company Performance

In 2013, the company performed well as measured against various financial and safety metrics. Petroleum additives achieved record operating profit of $375.3 million in 2013 compared to last year’s operating profit of $372.0 million. Petroleum additives sales for the year were up to $2.3 billion compared to $2.2 billion in 2012. Shipments were up almost 4 percent and our safety performance places us among the top performers in our industry peer group.

Individual Performance

Mr. Gottwald, CEO. In 2013, under Mr. Gottwald’s leadership and direction, we experienced another record year of petroleum additive operating profit. We invested in the petroleum additives business to position ourselves for stronger growth in the future. We experienced a smooth transition of leadership in our largest operating unit and enhanced the structure of the leadership team.

Mr. Shama. In his first year as President of Afton, our largest subsidiary, Mr. Shama successfully managed this global business to experience record profits and revenues and increased volumes by 4%. He led Afton through leadership changes in critical organizations including our North America Sales and Marketing organization, our Research and Development organization and our Safety organization. He is expanding our geographic offering and presence by establishing a new team to pursue growth opportunities in the global emerging markets.

Mr. Hazelgrove, CAO. In 2013, Mr. Hazelgrove’s contribution and position within the organization has grown and expanded as the organization grows and the company experiences leadership changes. Among his successes are continued high retention, a very low global voluntary turnover rate compared with turnover statistics, and continued improvement and expansion of training, recruiting and succession planning programs. He oversaw the development and sale of our Foundry Park I real-estate asset and the strategic sale of our plant in Sarnia, Canada. Under his leadership, the IT organization expanded technology capability and continues to successfully ensure security of the company’s electronic information.

Mr. Fiorenza, CFO. In 2013, Mr. Fiorenza continued to improve the alignment of the finance function with our business needs and ensure the company is in a strong financial position to continue to invest and grow. He is building out the capabilities of his team ensuring that the finance organization is in a good position to continue to deliver solid results and customer service over the long-term.

Mr. Edmonds. As VP and General Counsel, Mr. Edmonds continues to provide solid advice and counsel to the CEO and the senior management team. Under his leadership, the company’s intellectual property is well protected and our patent strategy continues to improve which allows the company to practice our technology free of claims of others. In 2013, his team successfully managed litigation and governmental investigations efficiently to minimize the disruption on the business and kept costs within budget. Mr. Edmonds promotes business and legal ethics practices through communication and training among our employees.

While both the company and the individual NEOs performed well in 2013 as described above, final bonus recommendations for each NEO were less than the initial maximum amounts, in order that the bonuses payable to each NEO would be consistent with our peer group median total cash compensation data and with historical bonus payouts. The final bonus recommendations ranged from 40% to 75% of the maximum bonus amounts and placed each NEO’s total cash compensation within 20% of peer group median total cash compensation.

Committee Approval

In determining whether to exercise its negative discretion to reduce the amount of an NEO’s initial maximum annual bonus, the Committee considers the bonus recommendations of the CEO (with respect to NEOs other than himself) and the process and factors used in arriving at the bonus recommendations as described above. The Committee uses these recommendations as guidelines to determine the final bonus payments to the NEOs, but may raise or lower the recommended bonus amounts for any executive, without exceeding the established maximum bonus.

For 2013, the Committee determined that the process used to recommend final bonus amounts for each of the NEOs for 2013 was reasonable and that the proposed amounts of the final 2013 bonuses were appropriate. The Committee therefore exercised its negative discretion to reduce the initial maximum annual bonus payable to each NEO to equal in each case the recommended amounts, and did not make any further discretionary adjustments to these amounts. The final 2013 bonus amounts as approved by the Committee for each NEO are set forth in the Summary Compensation Table, on page 21.

Restricted Stock Awards

Our long-term incentive program is designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by paying a percentage of their annual compensation in the form of restricted shares of our common stock. Restricted stock awards cliff vest on the third anniversary of the grant date, subject to accelerated vesting in the event of an NEO’s death or disability. Dividends are paid currently on the same basis as to other shareholders of record. The grant dates and amounts of our 2013 restricted stock grants are shown in the Grants of Plan Based Awards Table on page 22.

The Committee approves the size of the restricted stock award for each NEO in its discretion. The award sizes generally reflect the scope of the duties and responsibilities associated with each NEO’s position and seniority in the company, along with other relevant considerations such as peer group compensation data, internal pay equity, company performance and an executive’s individual contributions, with no particular weight assigned to any factor. Peer group data is used to compare the competitiveness of the restricted stock grants with equity compensation practices at our peer group companies, but the awards are not targeted at a specific percentile or percentile range of the peer group data.

Our executive compensation program for 2013, as it has been historically, was weighted toward annual cash-based compensation as opposed to equity-based compensation as compared to our peers. The Committee believes the cash-based bonus program, combined with modest equity grants, the share ownership guidelines applicable to the NEOs (as described below) and the contribution of company stock into the Savings Plan (50% of the first 10% of base pay that the participant contributes) provides a balanced package that contributes to and rewards the long-term performance of the company and the executives. The Committee also believes that the Executive Bonus Plan, as currently designed, gives it the needed flexibility to factor in and reward longer-term performance of the company and the NEOs, as the Committee deems appropriate. As described in the “Annual Bonus” section above, under the Executive Bonus Plan, individual performance measured against a variety of different metrics, including some longer-term metrics, is evaluated in determining the amounts of the final bonus recommendations for each of the NEOs. The discretionary component of the Executive Bonus Plan provides the Committee with flexibility to determine which longer-term metrics to select and weight in the evaluation of each NEO’s performance. The Committee monitors the balance of the annual cash and stock components of the executive compensation program but, for now, feels the current balance is appropriate.

Retirement Benefits

We offer a number of retirement plans to provide security for current and future needs of our employees. We believe that our benefit plans further our goals of attracting and retaining highly-qualified NEOs. Our retention programs create management stability and solidify alignment of interest between the NEOs and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan (the Pension Plan), aimed at allowing employees, including the NEOs, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement and years of service. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan (the Savings Plan), designed to provide employees, including the NEOs, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of our common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions and benefits highly-paid employees, such as the NEOs, can make to or receive under the Pension Plan and the Savings Plan, we also provide an excess benefit plan (the Excess Benefit Plan), to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with NEOs

We do not have employment agreements, change in control agreements or other similar agreements with any of our NEOs.

Other Policies

Share Ownership Guidelines

Consistent with their responsibilities to our stockholders, each of the NEOs (including the CEO) is required to maintain a financial stake in the company. To this end, each of the NEOs must own shares of our stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary multiple
CEO	3X
Other NEOs	1X

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;

•	Unvested restricted stock;

•	Shares owned through our Savings Plan.

The Committee annually reviews and monitors the NEOs’ compliance with the guidelines. New NEOs are given five years to comply with these requirements. Each of the current NEOs is in compliance with these guidelines.

Clawback Policy

The company has not adopted a compensation clawback policy but is monitoring developments under the Dodd Frank Wall Street Reform and Consumer Protection Act and intends to adopt a clawback policy that satisfies the requirements of the act and the SEC’s rules thereunder once such rules have been adopted. The company’s CEO and CFO are currently subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002.

Deductibility of Executive Compensation under Code Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction the company may take for the annual compensation paid to each of its NEOs (other than its CFO). The Committee continues to monitor the impact of Section 162(m) on our executive compensation program and has taken steps to design the Executive Bonus Plan to qualify for the performance-based compensation exception to the $1 million deduction limitation thereunder. The Committee reserves the right to pay compensation, including annual bonuses, that does not qualify for this exception and that is non-deductible under Section 162(m), based on the Committee’s evaluation of the business needs of the company. The Committee believes that any loss of deduction under Section 162(m) as a result of paying compensation that does not qualify for the performance-based compensation exception has been immaterial.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James E. Rogers, Chairman
Phyllis L. Cothran
Patrick D. Hanley
Charles B. Walker

February 27, 2014

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2013.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Thomas E. Gottwald President and Chief Executive Officer	2013	$915,000	$0	$108,396	$0	$750,000	$0	$45,750	$1,819,146
	2012	866,667	725,000	101,241	0	0	814,868	43,333	2,551,109
	2011	775,000	660,000	99,842	0	0	595,740	38,750	2,169,332

David A. Fiorenza Vice President and Chief Financial Officer	2013	$334,733	$0	$21,993	$0	$210,000	$50,382	$16,737	$633,845
	2012	317,142	210,000	50,621	0	0	443,765	15,857	1,037,385
	2011	303,050	200,000	49,921	0	0	418,841	15,152	986,964

Robert A. Shama President of Afton Chemical Corporation	2013	$433,333	$0	$108,396	$0	$450,000	$88,978	$21,667	$1,102,374

Steven M. Edmonds Vice President and General Counsel	2013	$392,867	$0	$54,983	$0	$330,000	$95,358	$19,643	$892,851
	2012	359,100	330,000	50,621	0	0	240,756	17,955	998,432
	2011	318,975	325,000	49,921	0	0	178,056	15,949	887,901

Bruce R. Hazelgrove, III Vice President and Chief Administrative Officer	2013	$369,533	$0	$54,983	$0	$350,000	$0	$18,477	$792,993
	2012	335,633	330,000	50,621	0	0	256,477	16,781	989,512
	2011	309,800	300,000	49,921	0	0	192,673	15,490	867,884

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401(a) of the Internal Revenue Code.
(2)	Represents the aggregate grant date fair value of the awards made as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the stock are set forth in Note 14 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(3)	Represents the amounts under the Executive Bonus Plan for 2013. In prior years, these amounts were reported in the “Bonus” column. Due to a change in the design of the program to incorporate an objective, pre-established performance measure for determining maximum bonus amounts, these amounts are now being reported in the “Non-Equity Incentive Plan Compensation” column for 2013, and we expect this to be the case going forward. See “CD&A—Annual Bonus” for additional information regarding the design of the Executive Bonus Program.
(4)

The amounts indicate the aggregate change in the actuarial present value of each named executive officer’s accrued benefit under the Pension Plan, the Excess Benefit Plan and (solely for Mr. Gottwald) the Director Retirement Plan, which collectively we refer to in this proxy statement as the “pension retirement plans.” None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 5.000% discount rate for the measurement period ended December 31, 2011, a 4.125% discount rate for the measurement period ended December 31, 2012 and a 5.000% discount rate for the measurement period ended December 31, 2013, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and incorporated by reference into this proxy statement. Decreases in the actuarial present value are shown as $0. The actual decrease for Mr. Gottwald was $58,155 (including a decrease of $6,579 in the actuarial present value of his benefit under the Director Retirement Plan for his services as a director) and for Mr. Hazelgrove was $1,475.
(5)	The amounts in this column represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts under each of the plans listed below to each named executive officer in 2013:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Total ($)
Thomas E. Gottwald	$12,750	$33,000	$45,750

David A. Fiorenza	12,750	3,987	16,737

Robert A. Shama	12,750	8,917	21,667

Steven M. Edmonds	12,750	6,893	19,643

Bruce R. Hazelgrove, III	12,750	5,727	18,477

Grants of Plan-Based Awards

The following table sets forth information concerning awards under our Executive Bonus Plan and individual restricted stock grants made during the year ended December 31, 2013 to the named executive officers.

Name	Grant Date	Potential Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (2) ($)
		Threshold	Target	Maximum

Thomas E. Gottwald
Bonus Program	—	—	—	$1,000,000	—	—
Restricted Stock	11/11/2013	—	—	—	345	$108,396

David A. Fiorenza
Bonus Program	—	—	—	$1,000,000	—	—
Restricted Stock	11/11/2013	—	—	—	70	21,993

Robert A. Shama
Bonus Program	—	—	—	$1,000,000	—	—
Restricted Stock	11/11/2013				345	108,396

Steven M. Edmonds
Bonus Program	—	—	—	$1,000,000	—	—
Restricted Stock	11/11/2013				175	54,983

Bruce R. Hazelgrove, III
Bonus Program	—	—	—	$1,000,000	—	—
Restricted Stock	11/11/2013	—	—	—	175	54,983

(1)	This column reflects the maximum amounts potentially payable under the 2013 Executive Bonus Program. The maximum payout is merely the individual dollar limit established by the Executive Bonus Program, and does not reflect the Committee’s evaluation of each individual’s performance against goals for the year. Maximum bonuses under the Executive Bonus Program are determined based on a percentage assigned to each executive of our company’s operating profit for the year. There are no threshold or target levels of performance established with respect to the Executive Bonus Program. See “CD&A—Annual Bonus Plan” for discussion of 2013 Executive Bonus Program and amounts actually earned in 2013.

(2)	The grant date fair value of the stock awards is computed in accordance with FASB ASC Topic 718 and is equal to the number of shares awarded multiplied by the closing price per share of our Common Stock on November 11, 2013 (the Grant Date). The stock awards granted to our NEOs will vest on the third anniversary of the Grant Date, provided the named executive officer is employed by the company through such date, or upon an executive’s earlier termination of employment due to death or disability.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of nonvested restricted stock for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2013. There were no other equity awards such as options, SARs or similar instruments or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2013.

Stock Awards

Name	Number of Shares of Stock That Have Not Vested (1) (#)	Market Value of Shares of Stock That Have Not Vested (2) ($)

Thomas E. Gottwald	755	$252,283
David A. Fiorenza	275	91,891
Robert A. Shama	755	252,283
Steven M. Edmonds	380	126,977
Bruce R. Hazelgrove, III	380	126,977

(1)	The shares reported here reflect the 2012 and 2013 stock awards we made to our named executive officers. The 2013 stock award shares are the same as the shares that are reported above in the Grants of Plan-Based Awards Table, and will vest on November 11, 2016, provided the named executive officer is employed by our company through such date, or upon the executive’s earlier termination due to death or disability. The 2012 stock award shares will vest on September 4, 2015, under the same terms. See footnote (2) to Grants of Plan-Based Awards Table above for additional information about the 2013 grants.
(2)	The market value is based on the last sales price of our common stock as reported by the NYSE on December 31, 2013, which was $334.15.

Options Exercised and Stock Vested During Fiscal 2013

There were no stock options that were exercised by, and no shares of restricted stock that vested for, any of the named executive officers during 2013.

Pension Benefits

The following table presents information as of December 31, 2013 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas E. Gottwald	Pension Plan	22	(1)	$369,855	$0
	Excess Benefit Plan (Pension Plan Component)	22	(1)	2,165,256	0
	Director Retirement Plan(2)	n/a		106,280	0

David A. Fiorenza	Pension Plan	40		904,268	0
	Excess Benefit Plan (Pension Plan Component)	40		1,219,048	0
Robert A. Shama(3)	Pension Plan	22		402,275	0
	Excess Benefit Plan (Pension Plan Component)	22		569,139	0
Steven M. Edmonds	Pension Plan	11		396,035	0
	Excess Benefit Plan (Pension Plan Component)	11		467,814	0
Bruce R. Hazelgrove, III	Pension Plan	17		343,686	0
	Excess Benefit Plan (Pension Plan Component)	17		444,495	0

(1)	As of December 31, 2013, Mr. Gottwald had 27 years of service with our company and affiliate or predecessor employers, but only 22 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Gottwald could not apply his full 27 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 27 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.
(2)	In exchange for his services as a director, Mr. Gottwald is eligible to participate in our Director Retirement Plan, which pays a lifetime benefit of $12,000 per year upon an eligible director’s retirement or on after the age of 60, regardless of years of service. See “Compensation of Directors—Directors’ Retirement Benefits” on page 10.
(3)	A portion of Mr. Shama’s Pension Plan benefit relating to a period during which Mr. Shama was an employee of our subsidiary, Ethyl Canada, is payable under the Ethyl Canada, Inc. Salaried Employees Pension Plan.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 5.000% discount rate for the measurement period ended December 31, 2013, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2013, were: Thomas E. Gottwald, 22; David A. Fiorenza, 40; Robert A. Shama, 22; Steven M. Edmonds, 11; and Bruce R. Hazelgrove, III, 17. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•	the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Under the Pension Plan, a participant who transfers to us from one of our subsidiaries or affiliates which maintains its own pension plan will receive a benefit under the Pension Plan that is equal to the greater of his accrued benefit under the Pension Plan based on his total years of service from his date of hire with the subsidiary or affiliate, offset by his benefit under the subsidiary or affiliate’s plan, or his benefit accrued under the Pension Plan based on his years of service from his date of transfer with no offset for the accrued benefit under the subsidiary or affiliate’s plan. Mr. Shama’s Pension Plan benefit is based on his total years of service with us and will be offset by his benefit under the Ethyl Canada Inc. Salaried Employees’ Pension Plan accrued with respect to his service prior to December 31, 1997.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations imposed by the Internal Revenue Code. The Savings Plan component is hypothetically invested in phantom shares of our common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of Internal Revenue Code and earnings thereon. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005 at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of our common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 25.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas E. Gottwald	$0	$33,000	$909,520	$0	$4,240,580

David A. Fiorenza	0	3,987	129,873	0	606,808

Robert A. Shama	0	8,917	18,336	0	91,267

Steven M. Edmonds	0	6,893	31,157	0	149,829

Bruce R. Hazelgrove, III	0	5,727	10,904	0	55,978

(1)	For further discussion, see footnote 5 under the Summary Compensation Table on page 22.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees and (iii) the 2013 and 2012 restricted stock awards, which provide for accelerated vesting on termination due to death or disability as described below.

The 2013 and 2012 stock awards include a three-year service-based vesting requirement for the awards to all of our NEOs. For a discussion of these awards, see “Compensation Discussion and Analysis—Restricted Stock Awards” on page 18. Any unvested stock awards held by an NEO upon retirement or other termination of employment, other than due to death or disability, prior to the vesting date will be cancelled. However, such awards will vest in full upon an NEOs termination due to death or disability prior to the vesting date. The table below quantifies the estimated benefit to our NEOs in connection with such a trigger event occurring on the last business day of our 2013 fiscal year, and based on a share price of $334.15, the closing price of our common stock on December 31, 2013.

Name	Disability	Death
Thomas E. Gottwald	$252,283	$252,283

David A. Fiorenza	91,891	91,891

Robert A. Shama	252,283	252,283

Steven M. Edmonds	126,977	126,977

Bruce R. Hazelgrove, III	126,977	126,977

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

Charles B. Walker, Chairman
Phyllis L. Cothran
Mark M. Gambill
Patrick D. Hanley

February 27, 2014

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors unanimously recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP to us for the fiscal years ended December 31, 2013 and 2012:

	2013	2012

Audit Fees	$2,018,795	$2,066,423
Audit-Related Fees	—	—
Tax Fees(1)	697,487	1,052,212
All Other Fees	1,395,817	179,754

Total fees	$4,112,099	$3,298,389

(1)	Tax compliance and preparation fees totaled $159,389 and $125,152 in fiscal 2013 and 2012, respectively.

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning, and a research and development credit review.

All Other Fees include fees associated with a global restructuring study as a result of the growth of our business outside the U.S. over the past several years, as well as licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2014 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2014 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 21 through 27, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

PROPOSAL 4:

APPROVAL OF 2014 INCENTIVE PLAN

Introduction

We are asking our shareholders to approve our 2014 Incentive Compensation and Stock Plan (the 2014 Incentive Plan).

The 2014 Incentive Plan will replace our 2004 Incentive Compensation and Stock Plan (the 2004 Incentive Plan), which will expire by its terms and no longer be available for making awards following our 2014 Annual Meeting. The 2014 Incentive Plan, if approved by our shareholders, will allow us to continue to grant equity or equity-based awards to our eligible employees and directors.

Equity and equity-based awards are an important part of our executive compensation program. We use equity and equity-based awards to motivate our executives to increase the company’s performance over the long term, to align the interests of our executives with the interests of our shareholders and to support our share ownership guidelines. We believe that substantial stock ownership by executives also helps us to effectively manage enterprise key risks.

We also use our equity compensation plan to grant annual cash-based awards to our executives that are intended to qualify for the performance-based compensation exception to the $1 million annual deduction limitation under Section 162(m) of the Internal Revenue Code.

There are currently approximately 1,429,013 shares available for issuance under the 2004 Incentive Plan (plus 19,910 shares subject to awards under the 2004 Incentive Plan that are outstanding as of the date of this proxy statement) and if approved by our shareholders, 1,000,000 of such shares will be available for issuance under the 2014 Incentive Plan, subject to adjustment for stock splits or other similar events as described below. Any shares in excess of 1,000,000 under the 2004 Incentive Plan (including shares subject to outstanding awards that are subsequently forfeited or cancelled) will not roll over to the 2014 Incentive Plan and will cease to be available for issuance under our equity compensation plans. No further awards will be made under the 2004 Incentive Plan following the 2014 Annual Meeting (although outstanding awards under the 2004 Incentive Plan will remain in effect in accordance with their terms).

Summary of 2014 Incentive Plan

The following summary of the material features of the 2014 Incentive Plan is subject to, and qualified in its entirety by reference to, the complete text of the 2014 Incentive Plan, which is attached as Annex B to this proxy statement and incorporated by reference into this proxy statement. We urge you to read the full text of the 2014 Incentive Plan carefully.

Key features of the 2014 Incentive Plan are summarized below.

Administration of the Plan; Eligibility

The Compensation Committee administers the 2014 Incentive Plan. The Committee has the power and complete discretion to select eligible employees and directors to receive awards and to determine the size and type of award and its terms and conditions. The Committee may delegate its authority to one or more of our officers, subject to such conditions as the Committee may determine. Currently, approximately 1,800 individuals, including approximately seven directors and approximately eight executive officers, would be eligible to receive awards under the 2014 Incentive Plan, if approved.

Shares Reserved

A maximum of 1,000,000 shares of our common stock may be issued under the 2014 Incentive Plan, subject to adjustment as the Committee determines is equitably required in the event of stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar events or if there is a change in control.

Shares subject to awards that are terminated or forfeited may be reused under the 2014 Incentive Plan. However, shares that are withheld or tendered for the payment of the exercise price of an option or applicable withholding taxes with respect to an award may not be reused under the 2014 Incentive Plan.

The closing price of a share of our common stock on the New York Stock Exchange on February 28, 2014 was $369.67.

Types of Incentive Awards That May Be Granted

The following types of incentive awards may be granted under the 2014 Incentive Plan: options, SARs, stock awards, stock units and incentive awards.

Options

The 2014 Incentive Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are options that satisfy the requirements of Section 422 of the Code. A participant who is granted an option has the right to purchase, upon exercise of the option, a specified number of shares of our common stock at a specified exercise price. The number of shares subject to the option, and its exercise schedule, exercise price, and duration are set by the Committee. No participant may be granted options or SARs in any calendar year covering more than 200,000 shares of common stock.

No option granted under the 2014 Incentive Plan will have an exercise price below the fair market value of our common stock on the date of grant, or a term that extends more than ten years. The option price may be paid in cash or a cash equivalent acceptable to the Committee. The Committee may permit shares of our common stock to be used to pay all or part of the exercise price, valuing such shares at the fair market value of our common stock on the day preceding the exercise date.

For purposes of the 2014 Incentive Plan, fair market value of our common stock is the reported closing price of a share of our common stock on the New York Stock Exchange on the day in question or, if our common stock was not traded on that day, the next preceding day on which it was traded.

Options may not be repriced without the approval of our shareholders.

Stock Appreciation Rights (SARs)

The 2014 Incentive Plan authorizes the grant of SARs in tandem with options. The number of shares subject to a SAR award, and its exercise schedule, terms, and duration are set by the Committee. No participant may be granted options or SARs in any calendar year covering more than 200,000 shares of our common stock.

Exercise of a SAR award for a given number of shares of our common stock terminates the related option with respect to that number of shares. Exercise of the related option terminates the SAR to the same extent. SARs entitle the holder to a payment on exercise that may not exceed the difference between the fair market value of a share of our common stock on the date of grant and the fair market value of a share of our common stock on the date of exercise. The payment may be made in cash, shares of our common stock, or a combination of cash and our common stock, at the discretion of the Committee. The term of the SAR award will not exceed the term of the related option and, thus, cannot exceed ten years.

Stock Awards

The 2014 Incentive Plan authorizes the grant of stock awards. The Committee will determine the number of shares subject to a stock award, and the terms of the award. No participant may be granted stock awards in any calendar year covering more than 200,000 shares of our common stock and provided further that the issuance of a stock award in settlement of a stock award shall not be subject to the foregoing limitation. The Committee may prescribe that the terms of a stock award are forfeitable, nontransferable or otherwise restricted for a period of time. If restrictions apply to a stock award, they may relate to continued employment or attainment of performance objectives, among other things. A participant will have all the rights of a shareholder with respect to a stock award, including the right to receive dividends and vote the shares.

Stock Units

The 2014 Incentive Plan authorizes the grant of stock units. The Committee will determine the number of shares subject to an award of stock units, and the terms of the award. No participant may be granted stock units in any calendar year covering more than 200,000 shares of our common stock. The Committee, on the date of grant of the award, may prescribe that the stock units or a portion thereof, will be earned, and the participant will be entitled to receive a payment pursuant to the award of stock units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance goals. The amount payable when an award of stock units is earned may be settled in cash, common stock or a combination of cash and common stock. A fractional share shall not be deliverable when an award of stock units is earned, but a cash payment will be made in lieu thereof. In accordance with and subject to the terms of the award agreement, a participant may be entitled to dividend equivalents (calculated in accordance with the agreement) at or prior to the time an award is earned. Such dividend equivalents may be payable in cash, common stock or a combination of cash and common stock, as determined by the Committee in its sole discretion.

Incentive Awards

The 2014 Incentive Plan authorizes the grant of incentive awards. With respect to an incentive award based on a performance period of one year, no participant may receive an incentive award payment in any calendar year that exceeds $2,000,000. The Committee, at the time an incentive award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the incentive award shall be earned only upon, and to the extent that, performance goals are satisfied during a performance period of at least one year after the grant of the incentive award. Incentive awards may be paid in cash or in shares of our common stock.

Performance Criteria

Awards granted under the 2014 Incentive Plan may be earned based upon the satisfaction of performance objectives which may relate to any of the following performance criteria:

•	cash flow and/or free cash flow (before or after dividends)

•	earnings per share (diluted and basic earnings per share)

•	EBITDA (earnings before interest, taxes, depreciation and amortization)

•	the price of our common stock

•	return on equity

•	total shareholder return
•	return on capital (including return on total capital or return on invested capital)

•	return on assets or net assets

•	market capitalization

•	total enterprise value (market capitalization plus debt)

•	economic value added

•	debt leverage (debt to capital)

•	revenue

•	income or net income

•	operating income
•	operating profit or net operating profit

•	operating margin or profit margin

•	return on operating revenue

•	cash from operations

•	operating ratio

•	commodity or operating revenue

•	market share

Transferability of Awards

Participants generally may not sell, transfer or pledge their interest in awards under the 2014 Incentive Plan, provided that certain transfers for estate planning purposes may be permitted under the terms of an award, subject to any terms and conditions imposed by the Committee.

Effective Date and Duration of Plan

Awards other than stock awards may be granted under the 2014 Incentive Plan upon the earlier of its adoption by the board of directors or approval by our shareholders, but no awards will be exercisable or payable unless shareholder approval is obtained. Stock awards may only be awarded after the 2014 Incentive Plan has both been approved by the board of directors and our shareholders. No awards may be granted under the 2014 Incentive Plan after the tenth anniversary of the earlier of its date of adoption by the board of directors or its approval by our shareholders.

Amendment and Termination

The board of directors may amend or terminate the 2014 Incentive Plan in its discretion, provided that any amendments that would increase the number of shares of our common stock reserved and available for issuance or change the classes of individuals who are eligible to participate are not permitted without shareholder approval, and any amendments that would adversely affect any participant’s right under an award require the participant’s consent.

Treatment of Awards Upon a Change in Control

The terms of awards upon a change in control shall be governed by the applicable award agreement. A change in control is generally defined as the acquisition by a person or group (excluding Bruce C. Gottwald, Floyd D. Gottwald, their families and affiliates) of beneficial ownership of 30% or more of the combined voting power of the outstanding voting securities of the company; a change in the majority of the board of directors as a result of a reorganization, merger, share exchange or consolidation (Business Combination), a contested election of directors, or any combination of these transactions; or consummation of a Business Combination, unless substantially all of the owners of the outstanding voting securities prior to the Business Combination continue to own more than 70% of the outstanding voting securities after the Business Combination, no person or group (excluding Bruce C. Gottwald, Floyd D. Gottwald, their families and affiliates) acquires beneficial ownership of 30% or more of the outstanding voting securities of the company, and there is no change in the majority of the board of directors.

New Plan Benefits

No awards have been granted under the 2014 Incentive Plan as of the date of this proxy statement. If approved by the shareholders, future awards under the 2014 Incentive Plan will be made at the discretion of the Committee and the value of those awards will depend on the fair market value of our common stock at various future dates, as well as other variables which are not known to us at this time. Therefore it is not possible for us to determine the benefits that may be received by directors, executive officers and other employees under the 2014 Incentive Plan.

Federal Income Tax Consequences

General

The following is a summary of the current federal income tax treatment of 2014 Incentive Plan awards. The rules governing the taxation of 2014 Incentive Plan awards are technical and the following discussion is necessarily general in nature. Statutory and regulatory provisions governing 2014 Incentive Plan awards are subject to change, and the application of these provisions may vary in individual circumstances.

Incentive Stock Options

A participant generally does not recognize income on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the stock on the date of exercise may be an item of adjustment for the participant for alternative minimum tax purposes, depending on when the participant disposes of the stock acquired on exercise. A participant may recognize ordinary income on exercise of an incentive stock option following termination of employment if the exercise occurs after the end of specified periods. In that case, the tax consequences discussed below for nonqualified stock options would apply.

In addition, if the participant sells shares acquired under an incentive stock option before the end of required holding periods, he or she recognizes ordinary income in the year of the sale. That income equals the difference between the exercise price and fair market value of the stock on the date of exercise or the date of sale, whichever is less.

We will be entitled to a federal income tax deduction if, and to the extent, a participant recognizes ordinary income with respect to his or her incentive stock option, as described above.

Nonqualified Stock Options

A participant does not recognize income on the grant of a nonqualified stock option. A participant recognizes ordinary income on exercise of a nonqualified stock option, equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

SARs

A participant does not recognize income on the grant of an SAR. A participant recognizes ordinary income equal to the cash and fair market value of our common stock received on exercise of a SAR. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Awards

A participant recognizes income equal to the fair market value of the common stock subject to a stock award on the first day the award is vested or transferable. If the award is not vested and transferable when granted, the Participant may make an election under Section 83(b) of the Code to recognize ordinary income based on the fair market value of the common stock subject to the award on the date of grant. No additional ordinary income is recognized when the award becomes vested or transferable. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Units

A participant does not recognize income on the grant of an award of stock units. When the award is paid, the participant recognizes ordinary income equal to the cash and fair market value of our common stock received. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Incentive Awards

A participant does not recognize income on the grant of an incentive award. When the award is paid, the participant recognizes ordinary income equal to the cash and fair market value of our common stock received. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Other Tax Consequences

If the participant is an employee, we will generally be required to withhold federal income taxes at the time the employee recognizes ordinary income in connection with an award. The employee is responsible for satisfying any tax withholding obligation with respect to an award.

A participant may incur a twenty percent excise tax on payments that are contingent on a change of control if the total of such payments made to the participant exceeds certain limits. We also will not be entitled to a deduction for certain contingent payments in excess of specified limits. Accelerated exercisability of options or SARs, and accelerated vesting of stock awards, stock units and incentive awards are valued and generally considered contingent payments for this purpose.

In addition, there may be circumstances in which we will not be allowed a deduction with respect to an award due to the application of $1 million compensation deduction limitation under Section 162(m) of the Code.

Furthermore, there may be circumstances under which a participant is required to recognize ordinary income in connection with an award at a time that is earlier than the times described above, due to application of the tax doctrines of constructive receipt or assignment of income or a violation of the nonqualified deferred compensation rules under Section 409A of the Code. If an award violates Section 409A of the Code, the participant will also generally owe additional federal income taxes (on top of his or her ordinary federal income taxes) with respect to the award. To avoid a violation of Section 409A, the company may impose certain restrictions on awards under the 2014 Incentive Plan, including a six-month payment delay following separation from service for a participant who is one of the company’s top-paid officers or who otherwise qualifies as a “specified employee” for purposes of Section 409A.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the NewMarket Corporation 2014 Incentive Compensation and Stock Plan.

Equity awards are an important part of our executive compensation program and are critical to maintaining an appropriate mix of cash and equity compensation. Approval of the 2014 Incentive Plan would allow a continuation of the current design of our executive compensation program.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2015 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 12, 2014, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2015 annual meeting on April 23, 2015.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2014 annual meeting is to be held on April 24, 2014, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2015 annual meeting not later than the close of business on January 23, 2015 nor earlier than the close of business on December 26, 2014.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 14, 2014 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

DIRECTIONS TO THE ANNUAL MEETING

Virginia Historical Society building

428 N. Boulevard

Richmond, Virginia 23220

From Southside, Petersburg, Emporia (I-95)

Take I-95 North to Richmond. Immediately after crossing the James River Bridge on I-95, take the first exit (74A) onto I-195 (Downtown Expressway). There is a $0.70 toll. Take the Boulevard exit. Proceed on Idlewood Avenue until it intersects with the Boulevard. Turn right on the Boulevard. The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Washington D.C. and Fredericksburg (I-95)

Take I-95 South/ I-64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Charlottesville, Waynesboro, and Staunton (I-64)

Take I-95/ I/64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Virginia Beach and Norfolk (I-64)

Take I-64 West. Take exit 78 (the Boulevard). Following signs for the Boulevard, turn left off exit ramp (proceed 0.1 miles). Turn right onto Robin Hood Road and move to the left lane (proceed 0.1 miles). Turn left onto the Boulevard (proceed 1.2 miles). Turn right onto Kensington Avenue. The Virginia Historical Society is at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Annex B

NEWMARKET CORPORATION

2014 INCENTIVE COMPENSATION AND STOCK PLAN

ARTICLE I

DEFINITIONS

1.01.	Administrator

Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.02.	Affiliate and Associate

Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

1.03.	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, award of Stock Units, Incentive Award, Option or SAR granted to such Participant.

1.04.	Beneficial Owner

Beneficial Owner has the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities the holding of which is properly disclosed on a Schedule 13G.

1.05.	Board

Board means the Board of Directors of the Company.

1.06.	Cause

Cause means that the Participant has been convicted of a felony that involves the misappropriation of the assets of the Company or a Related Entity or that materially injures the business reputation of the Company or a Related Entity.

1.07.	Change in Control

Change in Control means the occurrence of any of the following events:

(a) any Person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act (excluding Bruce C. Gottwald, Floyd D. Gottwald, members of either of their families and any Affiliate of any of them) becomes, directly or indirectly, the Beneficial Owner of 30% or more of the combined voting power of the then outstanding Company securities that are entitled to vote generally for the election of the Company’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Company approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made); or

(b) as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Board, or any successor’s board of directors, within two years of the last of such transactions; or

(c) the Company consummates a Business Combination, unless immediately following such Business Combination, (a) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own more than 70% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (b) no Person (excluding Bruce C. Gottwald, Floyd D. Gottwald, members of either of their families and any Affiliate of any of them) beneficially owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination and (c) at least a majority of the members of the board of directors of the Company resulting from such Business Combination are Continuing Directors.

1.08.	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.09.	Committee

Committee means the Compensation Committee of the Board.

1.10.	Common Stock

Common Stock means the common stock of the Company.

1.11.	Company

Company means NewMarket Corporation.

1.12.	Continuing Director

Continuing Director means any member of the Board on the date this Plan is adopted by the Board, or any member of the Board whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors.

1.13.	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.14.	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.15.	Fair Market Value

Fair Market Value means, on any given date, the reported closing price of a share of Common Stock on the New York Stock Exchange, or if the Common Stock was not so traded on such day, then on the next preceding day that the Common Stock was so traded on such exchange, all as reported by such source as the Committee may select. If shares of Common Stock are not then traded on the New York Stock Exchange, the Fair Market Value shall be determined by the Committee using the reasonable application of a reasonable method.

1.16.	Incentive Award

Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a payment, in cash or Common Stock or a combination of cash and Common Stock, from the Company or a Related Entity.

1.17.	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.18.	Participant

Participant means an employee of the Company or a Related Entity or a member of the Board or the board of directors of a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an award of Stock Units, an Incentive Award, an Option, an SAR, or a combination thereof.

1.19.	Performance Criteria

Performance Criteria means one or more of (a) cash flow and/or free cash flow (before or after dividends), (b) earnings per share (diluted and basic earnings per share), (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) the price of Common Stock, (e) return on equity, (f) total shareholder return, (g) return on capital (including return on total capital or return on invested capital), (h) return on assets or net assets, (i) market capitalization, (j) total enterprise value (market capitalization plus debt), (k) economic value added, (l) debt leverage (debt to capital), (m) revenue, (n) income or net income, (o) operating income, (p) operating profit or net operating profit, (q) operating margin or profit margin, (r) return on operating revenue, (s) cash from operations, (t) operating ratio, (u) commodity or operating revenue, and (v) market share.

1.20.	Person

Person has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act except that such term does not include (a) the Company, its Affiliates or any Related Entity, (b) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or any Related Entity, (c) any underwriter temporarily holding securities pursuant to any offering of such securities or (d) a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

1.21.	Plan

Plan means the NewMarket Corporation 2014 Incentive Compensation and Stock Plan.

1.22.	Related Entity

Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

1.23.	SAR

SAR means a stock appreciation right (which may be granted only in conjunction with an Option) that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Fair Market Value on the date of grant.

1.24.	Stock Award

Stock Award means Common Stock awarded to a Participant under Article VIII.

1.25.	Stock Unit

Stock Unit means an Award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that enables the holder to receive a payment on the date specified in the Agreement for each Stock Unit equal to the Fair Market Value of a share of Common Stock determined as of the date set forth in the Agreement. An Award of Stock Units may, but is not required to, provide for dividend equivalents calculated, earned and payable on the terms (if any) set forth in the Agreement.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and Related Entities in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Code section 422 (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Stock Units, and Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Incentive Awards, Stock Units, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Stock Units, or an Incentive Award, including by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity, requirements that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, the time at which a Stock Award may become transferable or nonforfeitable or both, or the time at which an Incentive Award or Stock Units may be settled, or defer the receipt of Common Stock issuable upon the exercise of the Option or permit the deferral of a Stock Award; provided that such discretion (i) may not be exercised with respect to an Award intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent such discretion would be inconsistent with Code Section 162(m) and guidance thereunder; and (ii) may not be exercised in a manner that would violate Code Section 409A, including deferrals relating to Awards. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Stock Unit or Incentive Award. All expenses of administering this Plan shall be borne by the Company, a Related Entity or a combination thereof.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards (i) to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) that are not intended to qualify as “performance-based compensation” for purposes for Code Section 162(m). The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

Any employee of the Company, any member of the Board or any employee or director of a Related Entity (including a company that becomes a Related Entity after the adoption of this Plan), is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or a Related Entity.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	Shares Issued

Upon the award of shares of Common Stock pursuant to a Stock Award, award of Stock Units, or an Incentive Award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02.	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options and the grant of Stock Awards, Stock Units and Incentive Awards, is 1,000,000 shares which shares are authorized and available for issuance under the NewMarket Corporation 2004 Incentive Compensation and Stock Plan. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article XI.

5.03.	Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related SAR, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, Incentive Awards, Stock Units, and Stock Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, Incentive Awards, Stock Units, and Stock Awards to be granted under this Plan. If a Stock Award is forfeited or terminated, in whole or in part for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof may be reallocated to other Options, SARs, Incentive Awards, Stock Units, and Stock Awards to be granted under this Plan. If an Incentive Award is forfeited or terminated, in whole or in part for any reason, the number of shares of Common Stock allocated to the Incentive Award or portion thereof may be reallocated to other Options, SARs, Incentive Awards, Stock Units, and Stock Awards to be granted under this Plan. Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes with respect to an Option, SAR, Incentive Award, award of Stock Units, or Stock Award, or as payment for the exercise price of an Option or SAR under this Plan shall not be reallocated with respect to any Award to other Awards to be granted under the Plan.

ARTICLE VI

OPTIONS

6.01.	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by each such award; provided, however that no Participant may be granted Options in any calendar year covering more than 200,000 shares of Common Stock.

6.02.	Option Price

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation (within the meaning of Code Sections 424(e) and 424(f)) (a “Ten Percent Stockholder”), and an incentive stock option is granted to such employee, the Option price of such incentive stock option shall be not less than the applicable price required by the Code, currently 110% of the Fair Market Value on the date of grant.

6.03.	No Repricing

Except for an adjustment authorized under Article XI, the Option price may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant.

6.04.	Maximum Option Period

The maximum period in which an Option may be exercised shall be ten years from the date such Option was granted. The maximum period in which an incentive stock option granted to a Ten Percent Stockholder may be exercised is the applicable period required by the Code, currently five years from the date such incentive stock option was granted. The terms of any Option may provide that it has a term that is less than such maximum period.

6.05.	Nontransferability

Except as provided in Section 6.06, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.06, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.06.	Transferable Options

Section 6.05 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.07.	Employee Status

For purposes of determining the applicability of Code section 422 (relating to incentive stock options), or if the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.08.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Related Entities) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Code section 422(d). An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any SAR to the extent of the number of shares with respect to which the Option is exercised.

6.09.	Payment

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator, or through a cashless exercise procedure approved by Administrator involving a securities broker approved by the Administrator. Subject to rules established by the Administrator and if provided in an Option Agreement, payment of all or part of the Option price may be made with shares of Common Stock including by (i) surrender to the Company of shares of Common Stock, (ii) attestation of Common Stock ownership, and (iii) for Options not intended to be incentive stock options, receipt by the Participant of fewer shares that would otherwise be issuable on exercise of the Option (“net exercise”). If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.10.	Change in Control

The terms of each outstanding Option on and after a Control Change Date shall be governed by applicable Agreement.

6.11.	Shareholder Rights

No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

6.12.	Disposition of Stock

A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (a) within two years of the grant of an Option or (b) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01.	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by each such award; provided, however, no Participant may be granted SARs in any calendar year covering more than 200,000 shares of Common Stock. For purposes of the foregoing limit, an Option and SAR shall be treated as a single award. In addition, no Participant may be granted SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Code section 422(d).

7.02.	Maximum SAR Period

The period in which an SAR may be exercised shall not be longer than the term of the related Option. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03.	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, an SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04.	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than an SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of an SAR (by the Participant or his transferee), the SAR and the related Option must be transferred to the same person or persons or entity or entities.

7.05.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that an SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of an SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06.	Change in Control

The terms of each outstanding SAR on and after a Control Change Date shall be governed by the applicable Agreement.

7.07.	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.08.	Settlement

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.09.	Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

STOCK AWARDS

8.01.	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such award; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 200,000 shares of Common Stock and provided, further that the issuance of a Stock Award in settlement of a Stock Award shall not be subject to the foregoing share limitation.

8.02.	Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated period or if the Company, a Related Entity, the Company and its Related Entities or the Participant fails to achieve stated performance goals, including performance goals stated with reference to Performance Criteria. The Administrator, in its discretion, may waive the requirements for vesting or transferability for all or part of the shares subject to a Stock Award in connection with a Participant’s termination of employment or service, but only to the extent permitted by Code Section 162(m) and guidance thereunder in the case of Stock Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m).

8.03.	Employee Status

If the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04.	Change in Control

The terms of each outstanding Stock Award on and after a Control Change Date shall be governed by the applicable Agreement.

8.05.	Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all the rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award (“awarded shares”), (b) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to the awarded shares, and (c) the Company’s transfer agent will hold the awarded shares in a book entry account for the benefit of the Participant, the terms of which account shall restrict the transferability of shares held in the account until the awarded shares are transferable and are no longer forfeitable. The limitations set forth in the preceding sentence shall not apply after the awarded shares are transferable and no longer forfeitable.

ARTICLE IX

STOCK UNITS

9.01.	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Stock Units is to be made and will specify the number of Stock Units covered by such Awards; provided, however, that no Participant may receive awards of Stock Units in any calendar year for more than 200,000 shares of Common Stock.

9.02.	Terms and Conditions

The Administrator, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance goals, including goals stated with reference to Performance Criteria, or on the basis of such other criteria as may be prescribed by the Administrator and set forth in the Agreement.

9.03.	Payment

In accordance with the Agreement, the amount payable when an award of Stock Units is earned may be settled in cash, Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an Award of Stock Units is earned, but a cash payment will be made in lieu thereof. In accordance with and subject to the terms of the Agreement, a Participant may be entitled to dividend equivalents (calculated in accordance with the Agreement) at or prior to the time an award is earned. Such dividend equivalents may be payable in cash, Common Stock or a combination of cash and Common Stock, as determined by the Administrator in its sole discretion.

9.04.	Nontransferability

Except as provided in Section 9.05, Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of an award of Stock Units other than by will or the laws of descent and distribution. The limitations set forth in the preceding sentence shall not apply to Common Stock issued as payment pursuant to an award of Stock Units.

9.05.	Transferable Stock Units

Section 9.04 to the contrary notwithstanding, an award of Stock Units may be transferred pursuant to the Agreement, by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Stock Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Stock Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Stock Units except by will or the laws of descent and distribution.

9.06.	Employee Status

If the terms of an award of Stock Units provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.07.	Change in Control

The terms of each outstanding award of Stock Units on and after a Control Change Date shall be governed by the applicable Agreement.

9.08.	Shareholder Rights

No Participant shall, as a result of receiving an award of Stock Units, have any rights as a shareholder of the Company or any Related Entity on account of such award until, and except to the extent that, the Stock Units are earned and settled in shares of Common Stock.

ARTICLE X

INCENTIVE AWARDS

10.01.	Award

The Administrator will designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator. With respect to an Incentive Award based on a performance period of one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds $2,000,000.

10.02.	Terms and Conditions

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance goals are satisfied during a performance period of at least one year after the grant of the Incentive Award. By way of example and not of limitation, the performance goals may provide that the Incentive Award will be earned only if the Company, a Related Entity or the Company and its Related Entities achieve stated objectives, including objectives stated with reference to Performance Criteria. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death or disability or a Change in Control.

10.03.	Nontransferability

Except as provided in Section 10.04, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

10.04.	Transferable Incentive Awards

Section 10.03 to the contrary notwithstanding, if provided in an Agreement, an Incentive Award may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Incentive Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.

10.05.	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.06.	Change in Control

The terms of each outstanding Incentive Award on and after a Control Change Date shall be governed by the applicable Agreement.

10.07.	Shareholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Related Entity on account of such award until, and except to the extent that, the Incentive Award is earned and settled in shares of Common Stock.

ARTICLE XI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Incentive Awards, Stock Units, and Stock Awards may be granted under this Plan; and the terms of outstanding Stock Awards, Options, Incentive Awards, Stock Units and SARs; and the per individual limitations on the number of shares of Common Stock for which Options, SARs, Stock Units, Incentive Awards, and Stock Awards may be granted shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code section 424 applies, (b) there occurs any other event which, in the judgment of the Committee necessitates such action or (c) there is a Change in Control. Any determination made under this Article XI by the Committee shall be final and conclusive. Adjustments made under this Article XI shall be effected in compliance with Code Section 162(m) with respect to Awards intended to constitute qualified performance-based compensation under Code Section 162(m).

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Incentive Awards, Stock Units and Stock Awards may be granted, the per individual limitations on the number of shares of Common Stock for which Options, SARs, Incentive Awards, Stock Units, or Stock Awards may be granted or the terms of outstanding Stock Awards, Options, Incentive Awards, Stock Units or SARs.

The Committee may make Stock Awards and may grant Options, SARs, Stock Units and Incentive Awards in substitution for phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction or event described in the first paragraph of this Article XI. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, Options, Incentive Awards, Stock Units or SARs shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, an Incentive Award or award of Stock Units is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right or power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefore.

13.02.	Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.04.	Code Section 409A

This Plan is intended to provide compensation that is exempt from or that complies with Code Section 409A, and ambiguous provisions, if any, in this Plan or an Agreement shall be construed and administered in a manner that is compliant with or exempt from the application of Code Section 409A, as appropriate. For purposes of Code Section 409A, each payment under this Plan shall be deemed a separate payment. Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payment of any amount or benefits under this Plan would cause a violation of Code Section 409A, then any amounts or benefits that are payable under this Plan due to the Participant’s “separation from service” within the meaning of Code Section 409A which (i) are subject to the provisions of Code Section 409A; (ii) are not otherwise excluded under Code Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

Nothing in this Plan or an Agreement shall constitute a representation by the Company to a Participant regarding the tax consequences of any Award. Although the Company may endeavor to avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under this Plan.

13.05.	Code Section 162(m)

This Plan is intended to permit the award of qualified performance-based compensation under Code Section 162(m). This Plan and Agreements hereunder shall be interpreted and administered to comply with Code Section 162(m) and guidance thereunder, including, without limitation, Treasury Regulation Section 1.162-27(e) as to Awards intended to constitute qualified performance-based compensation.

13.06.	Tax Withholding

Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Administrator, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (a) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article XI) or (b) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Stock Award, Incentive Award, award of Stock Units, Option or SAR outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Stock Award, Incentive Award, Stock Units, Option or SAR may be granted under this Plan more than ten years after the earlier of the date the Plan is adopted by the Board or the date that the Plan is approved in accordance with Article XVI. Stock Awards, Incentive Awards, Stock Units, Options and SARs granted before that date shall remain valid in accordance with their terms.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Options, SARs, Stock Units, and Incentive Awards may be granted under this Plan upon its adoption by the Board, provided that no Option or SAR shall be exercisable and no award of Stock Units or Incentive Award shall be effective unless this Plan is approved by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting at which a quorum is present or by unanimous consent. Stock Awards may be granted under this Plan upon the later of its adoption by the Board or its approval by shareholders in accordance with the preceding sentence.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Eastern Time, on April 24, 2014.

Vote by Internet
• Go to www.envisionreports.com/NEU
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Phyllis L. Cothran	☐	☐	☐	02 - Mark M. Gambill	☐	☐	☐	03 - Bruce C. Gottwald	☐	☐	☐
04 - Thomas E. Gottwald	☐	☐	☐	05 - Patrick D. Hanley	☐	☐	☐	06 - James E. Rogers	☐	☐	☐
07 - Charles B. Walker	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2014.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation.	☐	☐	☐

4. Approval of the NewMarket Corporation 2014 Incentive Compensation and Stock Plan.	☐	☐	☐	5. In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

PLEASE NOTE CHANGE IN ANNUAL MEETING LOCATION

NewMarket Corporation Annual Meeting of Shareholders

Thursday, April 24, 2014 at 10:00 A.M.

Virginia Historical Society

428 N. Boulevard

Richmond, VA 23220

Directions to the annual meeting can be found in the proxy statement.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 24, 2014

The undersigned hereby appoints Bruce C. Gottwald and James E. Rogers, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 24, 2014, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)